Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Physicians Realty Trust	The Ruth Group
John T. Thomas	Stephanie Carrington/David Burke
President and CEO	646 536-7017/7009
(214) 549-6611	scarrington@theruthgroup.com
John W. Sweet	dburke@theruthgroup.com
(414) 978-6467

Physicians Realty Trust Executes Contract to Purchase

Indiana Medical Office Building

Milwaukee, WI, February 3, 2014 — Physicians Realty Trust (NYSE:DOC) (“the Company”), a self-managed healthcare properties REIT, announced today that on January 29, 2014, the Company, through its operating partnership, Physicians Realty L.P., entered into an Agreement of Sale and Purchase (the “Agreement”) with Octopods, LLC (the “Seller”) to purchase an aproximately 45,200 square foot medical office building known as South Bend Orthopaedics Medical Office Building. The 100% occupied facility is located in Mishawaka, Indiana.  The purchase price is approximately $14.9 million, representing a first year cash yield of approximately 7.9%. The purchase price is payable in cash less approximately $8.5 million in assumed debt. The closing of the Agreement is subject to customary conditions, including satisfaction of a due diligence investigation and consent of the lender to assumption of the debt.

John Sweet, Chief Investment Officer of Physicians Realty Trust, stated, “We are pleased to have the opportunity to work with South Bend Orthopaedics, a physician practice group with 20 board certified orthopaedic physicians, working together in a group started in 1947. South Bend Orthopaedic, which leases and occupies all of this property, has a strong history and reputation as one of the premier orthopaedic physician practices in the state of Indiana, with a primary service area including southwest Michigan.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(4) on December 6, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.